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                                                                    Exhibit 99.1

NYSE

         October 18, 2002

         BY TELECOPY AND MAIL

         Mr. Philip Pilevsky
         Chairman & Chief Executive Officer
         Philips International Realty Corp.
         417 Fifth Avenue
         New York, NY 10016

         Dear Mr. Pilevsky:

         This will conclude our ongoing discussions and confirm our verbal advice to Lou Petra, your Consultant, on October 8, 2002 that the Exchange staff has determined that the common stock of Philips International Realty Corp. (the "REIT") should be suspended prior to the opening on October 23, 2002. The Exchange made a public announcement of this decision on October 18, 2002. A copy of the press release is attached. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the REIT of the NYSE's staff decision.

         The decision was reached in view of the fact that the REIT has fallen below the NYSE's continued listing standards as its average global market capitalization over a consecutive 30 trading day period is less than $15,000,000. Furthermore, the REIT has been operating pursuant to a plan of liquidation approved by its shareholders on October 10, 2000 and has made four liquidating distributions totaling $15.25 to date, with a fifth liquidating distribution of $0.50 to be payable on October 22, 2002. The Exchange intends to suspend trading in the REIT's common stock in connection with this distribution.

         Under the NYSE's delisting procedure, a copy of which is enclosed, the REIT has a right to a hearing before a Committee of thc Board of Directors of the Exchange, provided written request for such a hearing is filed with the Secretary of the Exchange within ten business days after receipt of this notice.

         Please call me at (212) 656-5142 if you wish to discuss this further.

         Sincerely,

         c/ Noreen Culhane, NYSE
         Attachments